EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the DATATRAK International, Inc. Amended and Restated Outside Director Stock Option Plan (f/k/a Amended and Restated 1999 Outside Director Stock Option Plan), of our report dated February 9, 2004, with respect to the consolidated financial statements of DATATRAK International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Cleveland, Ohio
September 10, 2004